THIS AGREEMENT is made this 7th day of March, 1988 between EASCO HAND TOOLS, INC., a Delaware corporation ("Seller") , and SEARS, ROEBUCK AND CO., a
New York corporation ("Sears") ;

                                WITNESSETH

The Parties hereto mutually agree as follows:

          1. (a) Seller agrees to manufacture and sell to Sears, and Sears agrees to purchase from Seller, in each contract year during the term hereof, seventy percent (70%) of Sears requirements of Sears "Craftsman" grade socket wrenches and accessories and flat wrenches (open end, box end and combination end) of the types currently being manufactured by Seller for Sears, as purchased through Sears Department 609 (hereinafter collectively called "Product"). Sears shall have the right, at its option, to purchase from Seller and to require Seller to manufacture and sell to Sears in any contract year during the term hereof, at the prices and subject to the terms of this Agreement, additional quantities of product, not exceeding, however, Sears total requirements thereof for such year.

               (b) The parties may agree to the sale and purchase of item(s) of product outside of this Agreement and under different prices, terms and conditions except that such purchases shall be counted as if purchased hereunder for purposes of determining whether Sears has met its minimum purchase obligation. Such purchases shall be subject to the terms and conditions of this Agreement unless otherwise modified. Such purchases and any additional costs incurred because of them shall not be considered in establishing, in accordance with Schedule A, estimated manufacturing costs and prices for goods purchased under this Agreement. Such product purchased outside this Agreement shall be treated as if such purchases were additional, unanticipated, and unestimated sales by Seller for purposes of estimating manufacturing costs and establishing prices.
However, purchases of product made outside this Agreement and the costs attributable or allocable, in accordance with Schedule A, to product purchased outside of this Agreement, shall be included in the determinations of any excess under Paragraph 5 hereof as if such product were purchased by Sears under this Agreement. All such agreements to purchase items outside of this Agreement shall be in writing and signed by the Vice President in charge of the appropriate Sears merchandise group.

          2. It is the intent of the parties that product manufactured by Seller for Sears will be scheduled for production during the term hereof so as to meet Sears reasonable delivery requirements, and insofar as possible to achieve manufacturing efficiency and economical production. Each contract year shall be divided into two (2) production periods beginning, respectively on the first day of January and July. Sears shall furnish to Seller, at least one hundred and twenty (120) days before the beginning of each contract year, a written estimate of Sears requirements of product for the ensuing contract year.
This estimate will not be a firm commitment by Sears, it will be provided as a guide to Seller for purposes of production scheduling and cost development. Within fifteen (15) days after receipt of such written estimate of Sears requirements of product for the contract year, Seller shall furnish Sears
Department 609 a written statement of its estimated capacity for production of product during such contract year, and a written statement of Seller's computation of its estimated
"manufacturing cost", as defined in Schedule "A" hereof, of product to be manufactured for Sears during such contract year, based an Sears estimated requirements for said contract year.
Such statements of estimated cost shall show, as accurately as Seller can determine each element entering into "manufacturing cost" of product and Seller's standard cost hereinafter referred to. Thereafter, and at least thirty (30) days before the beginning of each contract year, the estimated "manufacturing cost" to be used in fixing the contract price to be charged for product to be manufactured during such contract year (including both production periods) shall be agreed upon by Seller and Sears, or otherwise established as provided in Paragraph 7 hereof. Sears shall then immediately after the estimated manufacturing cost is so agreed upon or otherwise established, place with Seller a firm production order for the first production period of the contract year at the contract price determined in accordance with the provisions of Paragraph 3 hereof. Sears shall place with Seller a firm production order for the second production period of the contract year, at least thirty (30) days prior to the beginning of such production period, at the same contract price as determined in accordance with the provisions of Paragraph 3 hereof for the contract year. Notwithstanding the foregoing, prior to the due date of the firm production order for the second production period of the contract year, Sears, at its sole discretion, may revise its written estimate of Sears requirements of any product for the contract year, and in the event Sears does such a revision, Sears and Seller shall review the sales, inventory, production and cost and may agree to adjust the estimated manufacturing cost to be used to establish the contract price for any such product the subject of such a revision, to the extent necessary as a result of Sears revision of the written estimate of Sears requirements of such product for the contract year provided that Seller may include considerations of updating its estimate of manufacturing cost. The revised contract price established by any such adjusted estimated manufacturing cost shall be calculated in accordance with paragraph 3(a). The contract price for the second production period order shall then be adjusted upward or downward in amounts determined by Sears for each product so that the total contract prices paid by Sears for all estimated product requirements for the contract year, as revised would equal the amount which would be paid if the revised contract price had been in effect for the entire year. If Sears purchases two or more products of different specifications from Seller, the foregoing procedure shall be followed with respect to each item of product.

          3. (a) Except for items of product purchased by Sears from Seller which are of like grade and quality as items then sold domestically by Seller to its other customers and subject to the provisions of Paragraph 4 hereof, the contract price for each item of product to be produced for Sears during each production period shall equal the amount determined by dividing the estimated "manufacturing cost," excluding the no profit items thereof, by the number determined by subtracting from one the decimal figure equivalent to the net operating profit rate plus the no profit items of "manufacturing cost". [Contract Price = "manufacturing cost" - no profit items of manufacturing cost" =
1- .127) + no profit items of "manufacturing cost".] The net operating profit rate shall be twelve and seven-tenths percentage (12.7%).

               The contract price during each production period for buyout items, which are defined for purposes of this Agreement, as items approved by Sears purchased by Seller from other sources for inclusion in combination with product manufactured by Seller in product its sold by Seller to Sears hereunder, shall equal (1) the estimated net landed cost thereof and (2) any "manufacturing cost," as defined in Schedule A, allocable in accordance with sound and accepted accounting principles to any such buyout items (which allocable "manufacturing cost" shall not be included in the "manufacturing cost" of any product), both (1) and (2) as established for such period by agreement of the parties, plus (3) a profit equal to seven percent (7%) of such costs excluding any no profit cost items. There shall not be any settlement between Seller and Sears with respect to any variance between the amount of the actual net landed cost and the estimated net landed cost of the buyout items provided, however, that any cost increase or decrease accepted by Sears from current Sears sources for items, which are purchased by Easco after the effective date of such increase or decrease and are included as buyout items in product sets
Easco provides to Sears pursuant to this Agreement, may result in an increase or decrease, respectively, in the cost of such product sets, but only to extent of the amount of the net aggregate cost increase or decrease resulting from Sears accepted price increase or decrease for items included as buy out items in such sets.

               (b) Subject to the provisions of Paragraph 4 hereof, Seller's price to Sears (F.O.B. shipping point) for each item of product to be manufactured for Sears during each production period which is of like grade and quality as an item sold domestically by Seller to any of its other customers, shall equal the net price for said item then charged by Seller to such other customers less a differential (if any) which makes due allowance for differences in the cost of manufacture, sale, or delivery for or to Sears, resulting from the differing methods or quantities in which said item of product is sold or delivered to Sears as compared to such other customers of Seller. Said differential shall be computed prospectively in accordance with generally accepted accounting principles, and shall be based upon estimates which fairly reflect past results.

          4. Seller's "delivered price" of product for any production period to a Sears Catalog Merchandise Distribution Center ("CMDC") shall mean Seller's proposed contract price for such period, determined pursuant to Paragraph 3 hereof, plus the cost of transportation of product from Seller's plant to such CMDC. The term "competitive delivered price" shall mean the lowest price (except a distress price) quoted to Sears for said production period by any other reputable manufacturer or source for the same or similar product of comparable kind and quality, plus the cost of transportation of said product from the plant of such other manufacturer or source to a Sears CMDC. If Seller's "delivered price" of product to any Sears CMDC exceeds the "competitive delivered price" to such CMDC, and Sears gives Seller written notice to that effect before placing its order with Seller for any production period, then Seller shall, within ten (10) days after receipt of such notice, advise Sears in writing that it will reduce or refuses to reduce its contract price to each such CMDC and to the retail stores served by each such CMDC, to such extent that Seller's "delivered price" to each such CMDC will not exceed the "competitive delivered price" to that CMDC. If Seller refuses to so reduce said contract price or fails to advise Sears of its decision within the aforesaid ten
(10) day period, Sears shall have the right, in its discretion, to purchase from such other manufacturer or source all or any part of the quantity of product required by Sears in the territory served by any such CMDC, and Sears obligations to purchase and Seller's obligation to manufacture and sell product hereunder shall be reduced by the amount of such purchases from such other manufacturer or source.

          5. Within ninety (90) days after the end of each contract year hereof, Seller shall determine by audit the actual "manufacturing cost", as defined in Schedule A, of product sold to Sears hereunder during such contract year and the actual net landed cost of, and "manufacturing cost" allocable to, buyout items sold to Sears during such year. The actual manufacturing cost shall be allocated between product sold to Sears under the provisions of Paragraph 3(a) and product sold under the provisions of Paragraph 3(b). If the total contract prices paid to Seller for product and buyout items sold to Sears hereunder during such year shall exceed the total contract prices for the products, determined by the actual "manufacturing cost" in accordance with Paragraph 3, and for buyout items, determined by the actual net landed cost of, and actual "manufacturing costs" allocable to, buyout items, plus the profit specified in Paragraph 3 hereof applicable to buyout items sold to Sears during such year, then Seller shall promptly pay, or, at Sears option, credit to Sears, one-half of such excess. Seller shall furnish to Sears within the aforesaid period of time a copy of each such determination and a statement showing the amount due Sears hereunder, if any.

          6. The parties recognize that a standard cost accounting system is desirable in order to establish effective cost control procedures, to provide a means of accurately determining the length of most efficient production runs and methods of reducing seasonal production curver to enable the parties to evaluate the costs peculiar to different specifications and assortments of product, and to otherwise enable the parties to achieve economical production. Accordingly, during the term hereof, Seller shall maintain a standard cost accounting system based upon sound and accepted accounting practice, using standard cost representing Seller's determination of the most economical costs attainable with its facilities under existing conditions. Since lower costs and efficient production can best be attained through the joint effort of Seller and Sears, it is agreed that all books and records pertaining to such cost system, including the budget for control of overhead, shall be available for examination by Sears at all reasonable times. Seller shall also furnish to Sears Department 609 monthly operating reports, prepared from such standard cost accounting system and showing a comparison of actual manufacturing cost, as defined in Schedule "A", of product produced for Sears as compared to standard cost and a statement of actual profit earned for the period covered by each report.

          7. Sears shall have the right to examine Seller's accounting and cost records in connection with establishing periodic contract prices and for the purpose of auditing the year-end determination of actual "manufacturing cost". If the parties do not agree on the computation of "manufacturing cost" in establishing periodic contract prices or in making the year-end cost determination, either party may have Seller's books and records audited by a firm of independent certified public accountants approved by the other party for that purpose. Said audit and determination shall be final and binding upon both parties hereto, and each party shall bear one-half the cost of such audit.

          8. Seller guarantees and warrants that product sold to Sears under this Agreement will be of good workmanship and material, free of defects, merchantable, and will conform to specifications agreed upon by the parties. In the event any product or buyout item sold to Sears under this Agreement proves to be not in compliance with the above warranty, then the same may be rejected by Sears and held or returned to Seller at Seller's expense and risk, and Seller shall, at Sears option, either replace such item of product or buyout item with a new item of product or new buyout item respectively, and deliver the same, shipping charges prepaid, to Sears, or to such person, and at such place, as Sears may in writing direct, or give Sears full credit for said returned item of product or buyout item, plus transportation charges paid thereon by Sears. Ratchet wrench warrantees hereunder shall be as modified by Letter Agreement dated December 31, 1985, as amended by letter dated June 1, 1986, between Sears and Seller regarding the Ratchet Warranty Reimbursement Policy Agreement.

          9. Seller shall provide space on its premises for storage of product and buyout items pending delivery and sale to Sears. Product manufactured for Sears and buyout items shall be stored at Seller's risk, shall be packed in accordance with Sears written specifications, and shall be shipped by Seller at such time, and in such manner as Sears shall reasonable direct in its shipping instructions to Seller.

          In the event Seller shall fail to ship, in compliance with Sears shipping instructions, product or buyout item ordered by Sears from Seller under this Agreement, then Sears shall have the right, at its option, to purchase or commit itself to purchase any of such product or buyout item from other manufacturers or sources, and to the extent of the purchase or commitments which Sears may place with other manufacturers or sources in the exercise of such right, Sears obligations in respect to orders placed with Seller shall be reduced accordingly, and the amount required to be purchased by Sears under this Agreement shall likewise be so reduced.

          10. Product and buyout items shall be billed at the time of actual shipment by Seller to Sears pursuant to Sears written shipping instructions. Terms of payment shall be net thirty (30) days from receipt of goods with no anticipation.

          11. Seller guarantees that product manufactured and sold and buyout items sold to Sears under this Agreement will not infringe any patent, and agrees without cost to Sears, to protect, defend, hold harmless, and indemnify Sears from and against any and all claims, demands, suits, judgments, damages, royalties, actions and causes of action whatsoever arising out of any alleged infringement of any patent or claim of patent by reason of the manufacture, sale, or use of product or buyout items sold by Seller to Sears under this Agreement. In the event of any claim that the manufacture, sale, or use of product or buyout items sold by Seller to Sears under this Agreement constitutes an infringement of any patent, Sears shall have the right, at its option, in addition to all other rights and remedies it may have, to cease purchasing from Seller the product or buyout items affected by such claim, and to purchase such product or buyout item from other manufacturers or sources until such time during the term hereof as there shall be a final adjudication of such claim favorable to Seller, and the total quantity of product or buyout item required to be purchased by Sears from Seller under this Agreement shall be reduced by the amount of such purchases. For the purposes of this paragraph, "product" shall be deemed to include any packaging supplied by Seller.

          12. Seller agrees to protect, defend, hold harmless, and indemnify Sears from and against any and all liability and expense resulting from any alleged or claimed defect in product or buyout items, whether latent or patent, including allegedly improper construction and design, or from the failure of product to comply with specifications or with any express or implied warranties of Seller or arising out of the alleged violation by product or buyout items or in the manufacture or sale of any law, statute, ordinance or administrative order, rule or regulation. These agreements and obligations shall not be affected or limited in any way by Sears extending express or implied warranties to its customer, except to the extent that Sears warranties extend beyond the scope of Seller's warranties, express or implied, to Sears. Nor shall these agreements and obligations be affected or limited in any way by any action or inaction on the part of Sears pursuant to Paragraph 8 hereof. Seller further agrees to obtain at its expense product liability insurance, with a vendors' endorsement, in such form and amount and in such company as may be approved by Sears in writing. Satisfactory evidence of such insurance shall be submitted to Sears upon request. For the purposes of this paragraph, "product" shall he deemed to include any packaging supplied by Seller.

          13. Neither party shall be liable for any failure, inability, or delay to perform hereunder, if such failure, inability or delay be due to war, strike, fire, explosion or sabotage accident, casualty, government law order or regulation, or any cause beyond the reasonable control of the party so failing, but due diligence shall be used in curing such cause and in resuming performance. If Seller's performance shall be prevented, delayed or materially impaired by any such cause, then this Agreement, if Sears so elects shall be inoperative, in whole or in part, so long as such situation continues, but without thereby effecting an extension of the term of this Agreement, and all costs and expenses incurred by Seller while this Agreement is inoperative as aforesaid shall be excluded from the determination of Seller's "manufacturing cost" in calculating contract prices, but shall be included in the end determination of cost provided under Paragraph 5 hereof.

          14. Seller represents and warrants that product or buyout items sold to Sears under this Agreement and any extension thereof, will be produced in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended, and any regulation issued thereunder. Seller further agrees that a certificate of such compliance will be printed or stamped upon each invoice issued to Sears covering purchases made hereunder.

          15. If any voluntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by either party hereto, or if any involuntary petition in bankruptcy shall be filed against either party and shall not have been dismissed within sixty (60) days from the filing thereof under any Federal or State Bankruptcy or Insolvency Act, or if a receiver shall be appointed for either party or the property of either party by any court of competent jurisdiction, and such receiver shall not have been dismissed within sixty (60) days from the date of his appointment, or if either party shall make an assignment for the benefit of creditors, or if either party shall admit in writing its inability to meet its debts as they mature, then, in any such event, the other party hereto shall have the right, at its option, to cancel this agreement by giving written notice of such cancellation to the first-mentioned party, whereupon this agreement shall immediately cease and terminate.

          16. The term of this Agreement shall extend for the period of one (1) year commencing January 1, 1988, and ending December 31, 1988, and thereafter for successive additional periods of one (1) year each unless terminated as of December 31, 1988, or as of the end of any such additional one (1) year period, by either party giving the other party at least one (1) year prior written notice of such termination. Each "contract year," as the term is used herein, shall commence on January 1, and shall end on the succeeding December 31.

          17. The parties hereto agree that as of January 1, 1988, this Agreement shall supersede and cancel the Agreement dated January 3, 1967 between Sears and Seller as amended but that the Letter Agreement dated September 1, 1986 between Sears and Seller regarding the exclusive manufacture and purchase of Sears Best Products shall survive the cancellation of said
January 3, 1967 Agreement for the term of the Letter
Agreement as otherwise provided in paragraph 6 thereof or for such time thereafter as Sears may decide during the term of this Agreement.

          18. All notices herein provided for, or which may be given in connection with this Agreement, shall be in writing.
Notices given by Seller shall be addressed to:

               SEARS ROEBUCK AND CO
               Sears Tower

               Attention:  Vice President and Comptroller.
               Chicago, IL   60684

or at such other address as Sears by written notice to Seller shall have specified for that purpose.

Notices given by Sears shall be addressed to Seller at:

               EASCO HAND TOOLS INC.
               SPECIAL MARKETS GROUP
               East Windsor Industrial Park
               Attention:  Vice President-Operations
               East Windsor, CT   06088

or at such other address as Seller by written notice to Sears shall have specified for that purpose.

          19. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided, however, no assignment hereof by either party shall be of any force or effect except with the prior written consent of the other party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereunto, as of the day and year first above written.


ATTEST:                  EASCO HAND TOOLS, INC.


   /s/                            By:   /s/
Secretary                     Vice-President, Operations


ATTEST:                  SEARS, ROEBUCK AND CO.


   /s/                            By :   /s/
Secretary                     Senior-Executive Vice President
                                   Merchandising


                              Approved for Signature by
                              Department 700-7



                                 /s/
                              Group Vice President


                              Approved for Signature by
                              Department 609


                                 /s/
                              National Merchandise Manager


                                 /s/
                              Senior Buyer


                                 /s/
                              Buyer


                                SCHEDULE A


Definition of Manufacturing Cost of Product
(Including Warehousing and Shipping Expense)
Produced by EASCO HAND TOOLS, INC. ("Seller")
Under Agreement with SEARS, ROEBUCK AND CO.
("Sears")

                           Dated:  March 7, 1988

                            General Definition


The term "Manufacturing Cost" as used in the attached
Agreement, shall mean the actual costs incurred by Seller, which, under sound and accepted accounting principle;
consistently applied are applicable to product manufactured for and sold to Sears, or buyout items sold to Sears.

                            Specific Definition

I    DIRECT MATERIALS    Actual net landed cost (after
deducting trade discounts) of materials used directly in manufacturing product, to the extent that they can be definitely measured and charged to specific cost units.

II   DIRECT LABOR   The portion of payroll covering those
employees working directly on the product which can be definitely measured and charged to specific cost units.

III  FACTORY OVERHEAD    The portion of Seller's overhead
which under sound and accepted accounting principles is assignable to product produced for Sears under the attached
Agreement. Overhead shall consist of that portion of the following items of cost which are properly chargeable to manufacturing operations.

     (a) Indirect Materials supplies and those materials used in manufacturing product other than those of direct material classifications.

     (b) Indirect Labor that portion of the wages of employes engaged manufacturing operations which are not classified as direct labor; including down time, shift and overtime premiums, vacations and holiday pay, and the salary and wages of factory supervisory personnel, of employes engaged in receiving, packing, production engineering, quality control, inspection warehousing, (including salary of field warehouse custodian), shipping, and factory clerical employes, of such departments as timekeeping, methods, time study, scheduling, purchasing, cost accounting, payroll, first aid, and other departments performing related manufacturing functions.

     (c)  Power, Light, Heat, Water and Rent.

     (d) Repairs and Maintenance cost of keeping buildings and equipment in repair and working condition; but excluding expenditures covering new building and additions to or extraordinary repairs to existing equipment or buildings, whether owned or leased, if such expenditures, under sound and accepted accounting principles, should be capitalized or amortized over the life of a lease. The depreciation or amortization on such expenditures however, shall be allowed as an item of cost, as hereinafter provided.

     (e) Insurance net premiums for all insurance, except premiums for insurance covering lives of officers when Seller is directly or indirectly a beneficiary.

     (f)       Taxes     all taxes, excluding, however, any tax, or the
of any tax which is based on income.

     (g) Depreciation and Amortization fixed asset valuation and the rate of depreciation or amortization shall be based on the actual cost and the useful life of the asset, but shall not in any case exceed the values and rates used by the Internal Revenue Service in determinating the allowable depreciation or amortization for income tax purposes and must conform to generally accepted accounting principles.

          Asset cost will not be revalued for redetermination purposes.

     (h) Factory Employee Bonuses payments made to factory employes, other than management or officers, resulting from a definite bonus policy shall be considered an allowable item of cost.

     (i)       Other Factory Expense    general factory supplies,
perishable tools, telephone and telegraph, illness benefits, workmen's compensation and such other factory expenses incurred by factory departments as are properly chargeable to manufacturing operations.

IV   ADMINISTRATIVE EXPENSE   The portion of Seller's
administrative expense applicable to product sold to Sears shall be determined in accordance with generally accepted accounting principles most appropriate to Seller's business. This involves the principle of allocating specifically to each customer or product those expenses which can be identified as having been incurred directly for or with respect to a particular customer or product. Costs of departments performing common functions for more than one customer or product shall be allocated on an equitable basis, taking into account the value of the services of such department to each customer or product. Costs which do not lend themselves to the above methods of allocation shall be distributed to Sears product in the same proportion that the cost of sales (direct materials, direct labor and factory overhead) of product sold to Sears bears to the total cost of sales of all goods sold by Seller during the contract year.

     Administrative expense shall consist of executive, administrative and general office and clerical salaries; including bonuses paid office employees as a result of a definite policy, and such portion of other expenses incurred by Seller as are properly chargeable to administrative functions, such as supplies, stationery, printing, postage, telephone, telegraph, dues, subscriptions, legal fees, professional services, depreciation of office machinery and equipment, office rent, Federal and State Unemployment Insurance, and Federal Old
Age Benefit taxes applicable to administrative, executive and general clerical salaries.

V.   RESEARCH AND DEVELOPMENT EXPENSE   The
amount of research and development expense charged to Sears product shall be based upon the amount of time spent on research and development work for Sears product versus the amount of time spent on that work for products other than Sears. The amount charged to Sears product on this basis must be approved by Sears in advance as part of the written computation of estimated manufacturing cost at the time periodic estimated "manufacturing cost" are agreed upon. For the year-end redetermination of "manufacturing cost", the item shall be the lesser of the amount approved by Sears in advance or the actual amount spent.

VI   PENSION AND PROFIT SHARING PLANS
Contributions to pension or profitsharing plans shall not be considered an item of cost unless approved in writing in advance by Sears.

VII BONUSES TO OFFICERS AND MANAGEMENT The parties recognize that management incentive bonus plans are desirable; however, a part of bonuses paid to management, at times, may represent a distribution of profits, and as such, is not proper element of cost. Therefore, it is agreed that bonus payments to management to be included in cost of Sears product shall he agreed to by Sears in writing in advance.

VIII OTHER INCOME AND OTHER DEDUCTIONS That portion of other income and other deductions which under sound and accepted accounting principles is applicable to cost of product produced and sold to Sears. Such items may include cash discounts, recovery from sale of scrap and waste, the net of short term interest income and short term interest expense and fees paid to field warehousing companies for issuing warehouse receipts on raw materials and finished goods pledged by Seller.

IX   SELLING EXPENSE     It is understood that no selling or
advertising expense is necessary, nor will be incurred by Seller in the production and sale of product to Sears. However, the cost of handling Sears orders, including invoicing, etc., shall be considered as part of the cost of Sears product. In those instances where it is necessary to incur expenses for contacting or servicing the Sears account, such contacting or servicing expenses will be included in the cost of Sears product where the amounts involved have been agreed to by Sears in writing in advance. For the year-end redetermination of "manufacturing cost", this cost item shall be the lesser of the amount approved by Sears in advance or the actual amount spent.

X.   INTERCOMPANY TRANSFERS   Where materials, parts
or services are furnished to Seller by a division, wholly-owned subsidiary or parent company, all intercompany or interplant profit on such items will be eliminated in computing the cost of product manufactured for Sears. In the event that any substantial amount of materials, parts or services are furnished to Seller by a partially owned subsidiary or a company having substantially similar ownership, then all inter-company charges therefor shall be approved in writing by Sears in advance. Provided, however, that there shall be allowed as an item of manufacturing cost, the corporate charge levied upon Seller by Seller's parent corporation, which is applicable to product sold to Sears, to the extent that said corporate charge does not exceed the lesser of Five Hundred Thousand Dollars ($500,000) or Eight-Tenths of One Percent (0.8%) of the contract price to Sears of product manufactured by Seller and sold to Sears under the provisions of Paragraph 3 of this Agreement.

XI   NONPROFIT ITEM Patent royalties and excise taxes
which Seller is required to pay on the product that is manufactured for Sears, and transportation prepaid by Seller pursuant to Sears request for delivery of product purchased by Sears, shall be reimbursed to Seller by adding such items to the manufacturing cost; however, the percentage of profits specified in the attached Agreement shall not be added to such items in the determination of contract prices or in the year-end redetermination of prices.

XII  ITEMS NOT APPLICABLE     The parties recognize that
the following expenditures and receipts are not applicable to the product sold Sears, and therefore, shall be excluded in the determination of the manufacturing cost of product produced for
Sears:

     (a) Cost of collecting other than Sears accounts and losses due to uncollectible notes and accounts receivable.

     (b) Interest on indebtedness of Seller having an original maturity of one (1) year or more and dividends on capital stock.

     (c) Organization or reorganization expense, unless otherwise mutually agreed in writing by the parties; including, but not limited to business acquisition or disposition costs and expenses, parent charges resulting from, or in connection with, an acquisition or reorganization, costs resulting from changes in accounting methods or cost systems; capitalized cost resulting from a reevaluation of assets; or expense in connection with issuance or retirement of stock or funded debt.

     (d) Expenditures for patents, profit or loss on investments, and sales of capital assets.

     (e) Selling and advertising expense, except expense incurred in contacting (excluding commissions) and servicing Sears account.

     (f) Expenditures covering erection of new building, or expenditures covering additions or extraordinary repairs to equipment if, under sound accounting principles, such expenditures, should be capitalized or amortized over the life of a lease. The amortization or depreciation on such expenditures, however, shall be allowed as an item of cost.

     (g) All Federal and State income taxes and other taxes, or portion thereof, based on income.

     (h) Research and development expense not approved in writing by Sears as specified herein.

     (i) Bonuses paid to management of Seller, or bonuses based on profits not approved in writing by Sears as specified herein.

     (j) Contributions to pension or profit sharing plans not approved in writing by Sears as specified herein.

The above schedule is hereby made a part of the aforesaid
Agreement between the undersigned parties.


                              EASCO HAND TOOLS, INC.


                              By:       /s/



                              SEARS, ROEBUCK AND CO.


                              By :     /s/
                              Senior-Executive Vice President
                                   MerchandisingAGREEMENT


     This is an agreement dated as of November 1, 1990, between Danaher Corporation, a Delaware corporation ("Danaher"), and its wholly owned subsidiary Easco Hand Tools, Inc, a Delaware corporation ("Easco"), as one party, and Sears, Roebuck and Co., a New York corporation ("Sears"), as the other party.

     Danaher, Easco and Sears mutually agree as follows:

     Reference is hereby made to the Agreement dated March 7, 1988 between Easco and Sears whereby Easco agreed to manufacture and sell to Sears and Sears agreed to purchase from Easco in each contract year during the term thereof a certain percentage of Sears Craftsman mechanics hand tool products
(the "Products") as specified in such Agreement (the "Basic
Contract").

     1. (a) In the event that, during the term of the Basic Contract, Danaher determines to sell or otherwise convey a controlling interest in Easco or any other business entity or group of assets owned directly or indirectly by Danaher which includes the plants and infrastructure necessary to support the supply of the Products for Sears under the Basic Contract, Sears shall have a prior right to purchase such interest, entity or assets on economically equivalent and otherwise substantially the same terms and conditions as shall have been offered to Danaher by a bona fide nonaffiliated purchaser. For purposes of this Agreement, "control" or "controlling" shall mean any person or entity owning more than 25% of the voting securities and more voting securities than the persons currently controlling the entity or those persons' affiliates, and "change of control" shall exclude any spinoff of the business entity to Danaher's shareholders or broadly based public offering (one not made to a controlling interest, other than to the persons who currently control that entity), and shall exclude any transfer of control within the Danaher group or the transfer of Danaher shares to any entity controlled by the persons currently controlling
Danaher.

          (b) This right of first refusal shall be exercisable by Sears only if Sears business represents 60% or more of the past twelve month's sales (in dollars) or manufacturing output (in dollars) of the entity, entities or assets being sold. If Sears purchases any such business entity, entities or assets, all existing business relationships between such entity and Danaher, its subsidiaries or affiliates, will continue under the same terms and conditions that existed prior to the purchase by Sears.

     2. In the event that, during the term of the Basic Contract, Danaher sells or otherwise conveys, directly or indirectly, control of plants, assets or infrastructure necessary to meet
Sears requirements for the Products to a named competitor of the craftsman brand, as defined below, Danaher shall make a "Partners Payment" to Sears equal to 7% of Sears purchases of the Products during the twelve-month period immediately preceding such sale or conveyance. The Partners Payment will be paid in cash to Sears upon a sale to a named competitor and shall not affect any other rights Sears has under this Agreement or the Basic Contract. A named direct competitor means any of four companies whose names are contained on a list delivered by Sears to Easco every other year in connection with budgeting meetings held under the Basic Contract, or any subsidiary or affiliate of such named competitor. In case of a merger, reorganization, sale of business or similar occurrence of any named competitor, the successor to the business of such named competitor shall be substituted for such named competitor, whether or not notice of any such substitution is specifically given by Sears to Easco.

     3. Danaher shall commit and utilize sufficient funds as shall be necessary and appropriate, to modernize and expand Easco's manufacturing and related facilities to permit increased production of the Products for Sears under the Basic Contract.
Easco's capacity will be increased with an initial target of reaching an annual $250 million production rate of the Products by December 31, 1992.

     In order to provide a source of short term cash to assist Danaher in funding the expansion and modernization, Sears will negotiate in good faith with Easco at the 1991 budget meeting to reduce existing payment terms on Easco's receivables from Sears on purchases made on or after February 1, 1991 and returning to normal payment terms on purchases beginning
January 1, 1992. The reduction in payment terms will be tied to actual cash outflows associated with Easco's capital expenditure program and will be based on a portion of the total cash outlay required by Easco.

     4. The Basic Contract, as previously amended, shall remain in place except as amended by this Agreement. Following are agreed upon amendments to the Basic Contract:

          (a) Easco's agreement to manufacture and sell to Sears and Sears agreement to purchase from Easco, in each contract year, seventy percent (70%) of Sears requirements of Products under Paragraph l(a) of the Basic Contract is hereby modified so that now Easco shall have the right of first supply of Sears requirements of the Products sold domestically through Sears or its domestic subsidiaries or divisions (including Sears retail, catalog, QVC and commercial sales operations and Western
Auto) or sold domestically through Sears authorized dealers of the Products or, in order to protect the integrity of the Craftsman trademark and, to the extent legally permissible, sold domestically under a Craftsman brand license ("Product Requirements") and Easco hereby agrees to manufacture and sell to Sears such Product Requirements; provided that Easco meets Sears requirements with respect to competitive costs, quality Service of supply and production capacity and is able to produce such Product Requirements in accordance with the terms and conditions of the Basic Contract; and provided further that Sears may purchase up to $59 million dollars, based on Sears 1990 purchase cost per year of Product Requirements from third party sources (The "$59 million exclusion").

     In the event that Sears discontinues purchasing Products from its current major third-party source, Easco will have the right to bid for up to one-half of the volume no longer purchased from such major third-party source. If Easco meets Sears re- quirements with respect to competitive costs, quality, service of supply and available production capacity, such volume bid upon will thereafter be included under the Basic Contract.

     In the event of a change in control of Danaher or any entity controlling Easco, or any other business entity or group of assets which includes the plants and infrastructure necessary to meet Sears Product Requirements, Sears shall have the option of excluding up to $25 Million of purchases (based on Sears 1990 purchase costs) from the Product Requirements in the next to the last year of the Basic Contract and up to $50 million of purchases (based on Sears 1990 purchase costs) in the last year of the Basic Contract term. This optional exclusion shall be in addition to the $59 million exclusion.

     The $59 million, $25 million and $50 million figures will be adjusted for increases in Sears purchase costs above 1990 costs.

     (b)  Easco must first take into account the Product
Requirements in determining its production schedules and product availability. Sears shall have the first right to review and obtain exclusivity on new product developments or innovations on the types of mechanics hand tools described in the Basic Contract. The time period for exclusivity and purchase volume required to support these products shall be negotiated in good faith between Easco and Sears.

     (c) At each annual budget meeting, Sears and Easco will negotiate an allowance for certain overhead costs incurred by Danaher to be included in manufacturing costs under the Basic Contract. Such overhead costs included will be only for functions that replaced those previously performed by Easco under the Basic Contract and included only to the extent the total cost thereof will be less than the total costs previously incurred by Easco for such functions as permitted under the Basic Contract; subject to increases or decreases after 1991, based on actual costs, but not to exceed the percentage of sales of those costs to 1991 sales to Sears.

     (d) The competitive price clause of the Basic Contract shall not be invoked by Sears with respect to Product Requirements for purchases made through the 1993 contract year.

     (e) Interest costs allowable under the Basic Contract shall be limited to debt incurred for the working capital required to operate the business as currently handled in redetermination audits. Specifically excluded will be any debt incurred in an acquisition of or by Easco or Danaher, or for the capital required to modernize and expand Easco's facilities.

     (f) Sears will receive product pricing consistent with its position as Easco's largest volume customer of mechanics hand tools. As such, Sears will receive all legal price advantages relative to sale of product to others consistent with the total cost of manufacturing and going to market with Sears versus other customers.

     (g) Paragraph 16 of the Basic Contract is modified to read in its entirety as follows:

          "The term of this Agreement shall extend for the period commencing January 1, 1988 and ending December 31, 1995; provided, however, that the term shall be extended automatically one day at a time commencing January 1, 1991, until terminated by either party giving the other party at least five (5) years prior written notice of such termination. Each "contract year", as the term is used in this Agreement, shall continue to mean each calendar year, or, in the event of the earlier termination of this Agreement, the remaining portion of such calendar year, commencing on January 1, and ending on the succeeding December 31.

          In the event of a change of control of Danaher or any other entity controlling Easco, Sears shall have the right to extend the term of this Agreement to a date certain that is up to five (5) years after the termination date as determined according to the preceding paragraph of this Paragraph 16."

     5. This Agreement shall be binding upon the assignees and successors of the parties hereto; provided, however; that no assignment hereof by either party shall be of any force or effect except with the prior written consent of the other party.

     6. Danaher shall give Sears 60 days prior written notice of any event that would trigger Sears right of first refusal or to extend the term of the Basic Contract, and Sears will respond in writing within 60 days after receipt of such notice as to Sears decision whether to exercise this right.

     7. This Agreement shall have a term beginning as of the date first above written, and ending with the termination date of the Basic Contract.

     8. This Agreement contains the entire understanding between the parties concerning the subject matter hereof and supersedes all prior negotiations and agreements, whether written or verbal. This Agreement shall not be supplemented, modified or amended except in writing by the parties hereto and no person or individual has or shall have the authority to supplement, modify or amend this Agreement in any manner whatsoever.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereunto as of the date first above written.


                         DANAHER CORPORATION


                         By:    /s/ George M. Sherman
                              George M. Sherman,
                              Chief Executive Officer



                         EASCO AND TOOLS, INC.


                         By:    /s/ George M. Sherman
                              George M. Sherman,
                              Chief Executive Officer


                         SEARS, ROEBUCK AND C0.


                         By:    /s/ W. E. Patterson
                              W. E. Patterson.
                              Vice President

                                 AGREEMENT


     This Amendment Agreement is made as of this 22nd day of December 1995 by and between Danaher Corporation, a Delaware corporation ("Danaher"), and its wholly owned subsidiary Easco II Hand Tools, Inc., a Delaware corporation ("Easco"), (Danaher and Easco are referred to herein as "Danaher") as one party, and Sears, Roebuck and Co., a New York Corporation ("Sears"), as the other party.

     Reference is hereby made to the Agreement dated March 7, 1988 between Easco and Sears, whereby Easco agreed to manufacture and sell to Sears and Sears agreed to purchase from Easco in each contract year during the term thereof a certain percentage of Sears Craftsman mechanics hand tool products
(the "Products") as specified in such Agreement (the "Basic Contract") and the Agreement dated as of November 1, 1990 between Danaher and Easco, as one party, and Sears, as the other party, relating to certain right of first refusal of Sears, Partners payment, Danaher's and Easco's commitment to expand and modernize relating to the Basic Contract and certain amendments to the Basic Contract.

     Whereas, the Parties hereto desire to make certain additional agreements with respect to, and amendments of the Basic
Contract as provided herein.

The parties hereto mutually agree as follows:

     1. Paragraph 10 of the Basic Contract is hereby amended to read as follows:

     10. Product and buyout items shall be billed at the time of actual shipment by Seller to Sears pursuant to Sears purchase order. Terms of payment shall be net sixty (60) days receipt of goods.

     2. The parties hereby agree that they shall in good faith negotiate an agreement mutually acceptable to Sears and Danaher to replace the Basic Contract and that this process shall commence and be completed by the end of 1996.

     The parties agree that until the completion of the negotiation of such Agreement, Sears shall not be entitled pursuant to paragraph 5 of the Basic Contract to any portion of the amount the total contract prices paid to Easco for product and buyout items sold to Sears under the Basic Contract during a contract year exceeds the total contract prices for the products, determined by the actual "manufacturing cost" in accordance with Paragraph 3 of the Basic Contract, and contract prices for buyout items, determined by the actual net landed costs of, and actual manufacturing costs allocable to, buyout items, plus the profit specified in Paragraph 3 of the Basic Contract applicable to buyout items sold to Sears during a contract year.

     Notwithstanding the foregoing, this waiver of certain provisions of Paragraph 3 shall only be in effect as long as Danaher continues to invest to remain the low cost domestic provider and share any such cost reductions with Sears and to provided to Sears industry leading quality, delivery and costs.

     3. The parties have agreed to negotiate in good faith a new agreement for Ratchet Warranty Returns to supersede the requirements of the December 31, 1985 Ratchet Warranty Reimbursement Policy Agreement (the "Ratchet Warranty
Policy") as amended by the June 1, 1986 Letter, and that in the interim, in lieu of the requirements of such Ratchet Warranty Policy, Danaher agrees to pay Sears in December of a contract year $463,000 per contract year of the Basic Contract, beginning with the contract year commencing January 1, 1995 as reimbursement for the ratchet warranty expense pursuant to the Ratchet Warranty Policy; provided, however that

          i. in the event Sears determines a product recall of a ratchet or ratchets or other course of action is appropriate, Danaher shall be totally responsible for all costs and expense thereof and for refunding to Sears, its full purchase price of all items returned or replaced pursuant to such product recall, and the costs of any such recall or other course of action shall be borne solely by Danaher, and Such cost shall not be charged back to Sears in any manner whatsoever, including its inclusion as an allowable "manufacturing cost" in the Basic Contract; or

          ii. in the event of a product defect, where the parties reasonably determine that the defective ratchet returns arc excessive based upon the normal rate of return over the past twelve months in which such Product has been in full distribution to Sears provided the parties shall use other measures if such Product has not been in full distribution, Danaher shall reimburse Sears for all such ratchets returned at the rate of 100% of Sears current cost for such ratchets and there shall be no limit on Danaher's liability for such reimbursement for the year or years involved.

     4. Danaher shall continue to invest in its operations to remain the low costs provider and to attempt to further reduce its costs of producing Product and will share such costs reductions with Sears. Danaher agrees that there shall be no price increase to Sears for any Product under the Basic Contract prior to the end of 1996 unless mutually agreed to.

     5. This Agreement shall be binding upon the assignees and successors of the parties hereto; provided, however, that no assignment hereof by either party shall be of any force or effect except with the prior written consent of the other party.

     6. This Agreement contains the entire understanding between the parties concerning the subject matter hereof and supersedes all prior negotiations and agreements, whether written or verbal. This Agreement shall not be supplemented, modified or amended except in writing by the parties hereto and no person or individual has or shall have the authority to supplement, modify or amend this Agreement in any manner whatsoever.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereunto as of the date first written above.


                         DANAHER CORPORATION

                         By:    /s/


                         EASCO HAND TOOLS, INC.


                         By:    /s/

                         SEARS, ROEBUCK AND CO.

                         By:    /s/

                              AMENDMENT NO. 3

     This Third Amendment to the Agreement (this  Third
Amendment ) is dated as of December 16, 1997, by and between Danaher Corporation, a Delaware corporation (
Danaher Corp. ), its wholly owned subsidiary Easco Hand
Tools, Inc., a Delaware corporation ( Easco ) (Danaher Corp.
and Easco collectively, Danaher ), and Sears, Roebuck and Co., a New York corporation ( Sears ).

     Danaher and Sears are parties to that certain Agreement dated as of March 7, 1988 (the Agreement ), as amended as of November 1, 1990 (the First Amendment ) and as further amended as of December 22, 1995 (the Second Amendment ).

     Danaher and Sears desire to make certain additional agreements and amendments with respect to the Agreement and Second Amendment.

     Now, therefore, in consideration of the mutual covenants and agreements set forth herein, the parties hereby agree as follows.

     1. Amendments to the Agreement: Upon the date hereof, the Agreement shall be amended as follows:

          a. Paragraph 1(b) shall be amended by deleting the third, fourth, fifth and sixth sentences of Paragraph 1(b).

          b.   Paragraph 2 shall be deleted and replaced and by the
following:   It is the intent of the parties that product
manufactured by Seller for Sears will be scheduled for production during the term hereof so as to meet Sears reasonable delivery requirements, and insofar as possible to achieve manufacturing efficiency and economical production.
On November 1 of each year, Seller shall furnish Sears
Department 609 a written statement of its estimated capacity for production of product during the following contract year, based on estimated promotional and regular unit volume projections provided by Sears.

          c.   Paragraph 3(a) shall be deleted and replaced as
follows:   Except for items of product purchased by Sears from
Seller which are of like grade and quality as items then sold domestically by Seller to its other customers and subject to the provisions of Paragraph 4 hereof, the contract price for each item of product, including buyout items (as defined hereafter), to be produced for Sears during each production period shall be the price mutually agreed upon in writing by Sears and Seller.
The contract price during each production period for buyout items , which are defined for purposes of this Agreement as items approved by Sears purchased by Seller from other sources for inclusion in combination with product manufactured by Seller in product sets sold by Seller to Sears hereunder, shall be as set forth in the preceding sentence.

          d.   Paragraph 5 shall be deleted and replaced by the
following:   No later than 30 days after the end of each calendar
quarter, Seller shall provide Sears with a profit and lossThe information marked below with * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

statement (the Quarterly P&L ) for Seller's Sears business. No later than March 31 of each year, Seller shall provide Sears with an annual profit and loss statement (the Annual P&L ) for Seller's Sears business. Both the Quarterly P&L and the Annual
P&L shall be (i) prepared in accordance with generally accepted accounting principles, consistently applied, and (ii) be consistent with the Seller's internal financial statements utilized by Seller's management.

          e.   Paragraph 6 shall be deleted and replaced by the
following:   Growth Share Rebate.  No later than March 31 of
each year, Danaher shall pay Sears by wire transfer of immediately available funds to an account specified in writing by Sears, an amount (the Growth Share Rebate ) equal to a percent (the Designated Percentage , as defined hereafter) [*








]

          f.   Paragraph 7 shall be deleted and replaced by the
following:   Sears shall have the right to examine Seller's
accounting books and other records that Sears deems necessary for the purpose of determining Seller's annual Net Sales to Sears and the Growth Share Rebate (as defined in Section 6). If the parties do not agree on the results of the Net Sales or the Growth Share Rebate, either party may deliver notice of such disagreement to the other (the Objection Notice ) and the parties will use good faith efforts to resolve the dispute. If final resolution is not obtained within 30 days after receipt of the Objection Notice (the Resolution Period ), the parties shall submit the dispute to binding arbitration by a major independent accounting firm. Within 10 business days of the end of the Resolution Period, each party shall select, and designate in writing to the other party, an accounting firm. The two firms selected by the parties, shall, within 15 business days, select a third major independent accounting firm to solely arbitrate the dispute. If a party shall fail to designate an accounting firm within 10 days of the expiration of the Resolution Period, the firm of the party that has selected a firm shall solely pick the major independent accounting firm to conduct the arbitration.
The arbitration shall be governed by the Federal Arbitration
Act, 9 U.S.C. Sec. 1-16. Such arbitration audit and determination shall be final and binding upon both parties hereto, and each party shall bear one-half the cost of such audit.

          g.   The following shall be deleted from the last sentence
of Paragraph 13:   and all costs and expenses incurred by Seller
while this Agreement is inoperative as aforesaid shall be excluded from the determination of Seller's manufacturing cost in calculating contract prices, but shall be included in the year-end determination of cost provided under Paragraph 5 hereof.

     2.   Amendments to Second Amendment:

          a.   The following shall be deleted from paragraph
number two of the Second Amendment  by the end of 1996  and
replaced with the following:   as soon as practicable .

          b.   The following shall be deleted from paragraph
number two of the Second Amendment:   Notwithstanding the
foregoing, this waiver of certain provisions of Paragraph 3 shall only be in effect as long as Danaher continues to invest to remain the low cost domestic producer and share any such cost reductions with Sears and to provide to Sears industry leading quality, delivery and costs.

          c.   Paragraph number four shall be deleted in its entirety.

     3. Miscellaneous. This Third Amendment contains the entire understanding between the parties concerning the subject matter hereof and supersedes all prior negotiations and agreements, whether written or verbal. This Third Amendment shall not be supplemented, modified or amended except in writing by the parties hereto and no person or individual has or shall have the authority to supplement, modify or amend this Third Amendment in any manner whatsoever. Except as otherwise expressly provided by this Third Amendment, all of the terms, conditions and provisions of the Agreement, as amended, shall continue in full force and effect and that this Third Amendment, Second Amendment and First Amendment and the Agreement shall be read and construed as one instrument.

In witness whereof, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereunto as of the date first written above.

DANAHER CORPORATION

By:    /s/ George C.  Moore           /s/ Rita F.  La Bonte

Name:     George C. Moore          Rita F.  La Bonte
Its: Vice President                        Witness


EASCO HAND TOOLS, INC.

By:    /s/ Thomas R.  Sulentic       /s/ Rita F.  La Bonte


Name:     Thomas R. Sulentic       Rita F.  La Bonte
Its: President                                 Witness



SEARS, ROEBUCK AND CO              "OFFICIAL SEAL"
                                                         SHANNON WATTS
                                               NOTARY PUBLIC STATE OF
                                                     ILLINOIS
                                     My Commission Expires 06/30/2001

By:    /s/ Robert L. Mettler                  /s/ Shannon Watts


Name: Robert L. Mettler

Its: President, Merchandising -- Full Line Stores